EXHIBIT 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-124647) on Form S-8; and Registration Statements (Nos. 333-190783, 333-225584, and 333-238331) on Form F-3 of Teekay LNG Partners L.P. (the “Partnership”) of our reports dated April 1, 2021, with respect to the consolidated balance sheets of the Partnership as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, cash flows and changes in total equity for each of the years in the three-year period ended December 31, 2020, and related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 Annual Report on Form 20-F of the Partnership.
Our report refers to a change in accounting policies as of January 1, 2019 due to the adoption of ASU 2016-02 Leases and ASU 2017-12 Derivatives and Hedging – Targeted Improvements to Accounting for Hedging Activities, and a change in accounting policies as of January 1, 2020 due to the adoption of ASU 2016-13 Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments.
We also consent to the incorporation by reference of:
•our report dated March 3, 2021, with respect to the consolidated balance sheets of TC LNG Shipping L.L.C. and its subsidiaries as of December 31, 2020 and 2019, and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2020, and related notes.

/s/ KPMG LLP
Chartered Professional Accountants
Vancouver, Canada
April 1, 2021